Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated August 4, 2015

Free Writing Prospectus               120
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
November 5, 2014                      110

[GRAPHIC OMITTED]

J.P. Morgan Mozaic Fixed Income Index (USD)
100

                                                                                    Hypothetical* Index Levels
 Overview                                                                                   90
 The USD-denominated J.P. Morgan Mozaic Fixed Income
 Index (USD) (the "Index") seeks to provide synthetic
 exposure to a broad basket of fixed income futures indices                                 80
 in global developed markets. The Index rebalances monthly
 across these underlying indices using a momentum based
 strategy and implements a strategy that reacts to changes in
                                                                                                  ------------------- -----------
 -------------------------
 the Federal Reserve Target Rate.                                                           70
 The Index synthetically replicates up to 12, subject to certain                                 Jul-05
 Jul-0
 exceptions, long and/or short positions, which we refer to as constituents, in its 19 underlying indices, selected on the basis of ranking relative performance. Exposure to the Index
 and each selected constituent is leveraged up or down to                           Source: JPMorgan and Bloomberg
 target a volatility of 4.0% per annum, as described below.
 The Index incorporate an adjustment factor fee of 0.55% per                        Features of the Index
 annum, which is deducted daily.                                                   [] Long/short exposure to developed fixed income
 markets through
--------------------------------- ----------------------------- ------------------

                                                                                     the Index (specifically, the U.S., Germany and
 Japan).
Hypothetical* Historical Constituent Allocation                                    [] The Index seeks to identify momentum trends in
 its underlying
                                                                                     constituents on a monthly basis (with the
 exception of January) by
  The following charts depict the hypothetical allocation between short              reviewing each constituent's performance, which
 will be the long
  Constituents (shown in blue) and long Constituents (shown in green) included
  in the Index throughout the periods indicated. The left axis indicates the         or short performance of the relevant underlying
 index, over the
  percentage that the Index was either long or short its Constituents for the        prior 66 calculation days and taking a position
 in up to 12 of the
  applicable period. The right axis indicates the level of the 10 year U.S. dollar   best performing ones.
  swap rate, which is a benchmark for interest rates generally.
                                                                                   [] Each of those best-performing constituents
 must also have a
100%                                                                     7           return greater than -1.0% over the prior 10
 calculation days,
                                                                                     otherwise it is discarded from the monthly
 rebalancing.
 90%                                                                     6         [] The Index and each of its constituents are
 targeted to a 4.0% per
 80%                                                                                 annum volatility, based on the greater of their
 20- and 66-
 70%                                                                     5           calculation day realized volatilities. The
 exposure to each selected
                                                                                     constituent and to the Index is then scaled by
 a leverage factor
 60%                                                                     4           with the goal of producing a portfolio
 volatility of 4.0% per annum.
 50%
                                                                         3           For example, if a constituent has
 20-calculation day realized
 40%                                                                                 volatility of 1.0% and 66-calculation day
 realized volatility of 2.0%,
 30%                                                                     2           the 66-calculation day realized volatility will
 be used, and a
 20%                                                                                 leverage factor of 200% will be applied,
 subject to a cap.
 10%                                                                     1         [] To short fixed income in a raising rate
 environment, a strategy
                                                                                     based on the Federal Reserve Target is
 employed. If the U.S.
  0%                                                                     0
    Jul-05 Jul-06 Jul-07 Jul-08 Jul-09 Jul-10 Jul-11 Jul-12 Jul-13 Jul-14 Jul-15     Federal Reserve has raised its target rate over
 the prior 66-
                                                                                     calculation days, the Index will provide 33%
 exposure to each of:
                                                                                     a) the selected momentum-based portfolio, b) a
 short position in
           Short Long             10Y USD Swap Rate                                  the synthetic J.P. Morgan USD Curve Index (USD)
 and c) a short
                                                                                     position in the J.P. Morgan Front Eurodollar
 Futures Tracker
 Source: JPMorgan and Bloomberg                                                      Index (USD).
--------------------------------- ----------------------------- ------------------

Hypothetical* Back-Tested Index Excess Returns                                     [] See "Selected Risks" on the following page for
 information about
                                                                                     risks associated with the Index.
and Volatility
                                                                Five Year             Ten Year    Ten Year             Ten Year
                                    One Year                    Annualized           Annualized   Annualized          Information
 Ten Year
                                     Return                       Return               Return      Volatility          Ratio***
 Correlation
---------------- ---------------- ----------------------------- ------------------ -------------- ------------------- -----------
 -------------------------
     J.P. Morgan Mozaic Fixed                                                                                           1.013
 Income Index (USD) (JMOZFIUS)       5.60%                        2.35%                3.75%        3.70%
      -
--------------------------------- ----------------------------- ------------------ -------------- ------------------- -----------
 -------------------------
   Barclays US Agg Total Return
       Value Unhedged USD            2.65%                        3.06%                2.92%        3.68%               0.794
  30.01%
          (LBUSTRUU)**
--------------------------------- ----------------------------- ------------------ -------------- ------------------- -----------
 -------------------------
 iShares 20+ Year Treasury Bond      7.33%                        3.83%                1.10%       14.42%               0.076
  32.90%
          ETF (TLT US)**

Source: JPMorgan and Bloomberg
* All levels prior to Sept. 14, 2012 represent back-tested performance.
Back-tested performance information is solely hypothetical and for information purposes only. The hypothetical and historical returns set forth above are illustrative and may not be the actual returns on the Index. Please refer to the disclaimer at the end of this document.

** The applicable closing price or index level has been converted to an excess return level, where the returns are those in excess of the J.P. Morgan USD 1
Month LIBOR Cash Index (JPCAUS1M).

*** "Ten Year Information Ratio" means the Ten Year Annualized Return divided by the Ten Year Annualized Volatility.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com August 3, 2015

[GRAPHIC OMITTED]

J. P. Morgan Mozaic Fixed Income Index (USD)

Index Constituents
------------------------- -------------------------- ---------
  Class     Sub-Sector         Index Name            Bloomberg
                                                       Ticker
-------- ---------------- -------------------------- ---------
           Short-Term US   J.P. Morgan U.S. 2-Year
             Treasuries     Note Futures Tracker     JFBU2USD
                                Index (USD)
          Medium-Term US   J.P. Morgan U.S. 5-Year
                            Note Futures Tracker     JFBU5USD
             Treasuries         Index (USD)
           Long-Term US   J.P. Morgan U.S. 10-Year
             Treasuries     Note Futures Tracker     JFBU10US
                                Index (USD)
         Short -Term German J.P. Morgan Euro-Schatz
  Bond                      Futures Tracker Index    JFBEDUUS
                Note
 Futures                           (USD)
                           J.P. Morgan Euro-Bobl
            Medium-Term     Futures Tracker Index    JFBEBLUS
            German Note            (USD)
                           J.P. Morgan Euro-Bund
         Long-Term German   Futures Tracker Index    JFBERXUS
                Note               (USD)
                              J.P. Morgan 10Y
             Long-Term     Japanese Government
           Japanese Note    Bond Futures Tracker      J10EUSJP
                                Index (USD)
                             J.P. Morgan Front
                          Eurodollar Futures Tracker  JFLFUS1U
                                Index (USD)

[GRAPHIC OMITTED]

                            J.P. Morgan Fourth Near
                            Eurodollar Futures Tracker JFLFUS4U
                                  Index (USD)
                             J.P. Morgan Fifth Near
Money                       Eurodollar Futures Tracker JFLFUS5U
                                  Index (USD)
Market
Futures                     J.P. Morgan Front Euribor
                              Futures Tracker Index    JFLFEU1U
                                     (USD)
                            J.P. Morgan Second Near
                             Euribor Futures Tracker   JFLFEU2U
                                  Index (USD)
                             J.P. Morgan Third Near    JFLFEU3U
         Euribor Contracts   Euribor Futures Tracker
                                  Index (USD)
                            J.P. Morgan Fourth Near
                             Euribor Futures Tracker   JFLFEU4U
                                  Index (USD)
                             J.P. Morgan Fifth Near
                             Euribor Futures Tracker   JFLFEU5U
                                  Index (USD)
Spread  Euro 2s10s Spread    J.P. Morgan EUR Curve
Based         Index               Index (USD)          JPVEU210
Futures Dollar 2s10s Spread  J.P. Morgan USD Curve     JPVU0210
Indices       Index               Index (USD)

SEC Legend: JPMorgan Chase and Co. has filed a registration statement
(including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

Selected Risks

[] Potential conflicts of interest may exist between the operation of the Index and the normal business activities of J.P. Morgan, its affiliates, or their respective related persons.

[] J. P.  Morgan Securities plc, is the calculation agent of the Index and each underlying index and may adjust the Index or an underlying index in a way that affects its level.
[] The Index may not be successful in implementing its overall investment strategy.
[] Because the Index may include notional short positions, the Index may be subject to additional risks, including unlimited risk of loss.
[] The Index is subject to interest rate risks, in particular changes to interest rate policy that may be implemented by the U. S.  Federal Reserve.
[] The bond futures and spread based future indices may be affected by changes in the perceived creditworthiness of the sovereign issuers that issue the underlying bonds.
[] The constituent indices of the Index may be affected in unexpected ways by the recent sovereign debt crisis in Europe and related global economic conditions.
[] The Index and the constituents may not achieve the target volatility.
[] The Index may be partially uninvested.
[] The Index may be affected by significant volatility in the constituents, each of which is subject to the volatility associated with futures contracts.

[] The level of the Index will reflect the deduction of a fee of 0.55%  per annum.
[] The Index may be subject to increased volatility due to the use of significant leverage as part of the volatility-targeting  feature.
[] The Index and its constituents have limited operative histories any may perform in unanticipated ways.
[] The hypothetical back-tested performance of the Index does not represent the actual historical performance of the Index, has not been verified by an independent third party and may not be indicative of future results.
[] Movements in the underlying indices may be highly correlated and/or changes in the levels of the underlying indices may offset each other.
[] The Index will be subject to currency exchange risk because the returns underlying some of the constituents are converted into U. S. dollars.
[] The Index is subject to risks associated with non-U.  S.  securities markets.
[] The Index comprises notional assets and therefore there is no actual portfolio of assets to which any person is entitled to or in which any person has an ownership interest.

Disclaimer

This material has been prepared solely for informational purposes.
Nothing in this material or any other communications related thereto should be deemed to or be construed as creating a "fiduciary relationship".
During the course of normal business, JPMorgan Chase and Co. and its affiliates
("J.P. Morgan") may enter into or promote, offer or sell transactions or investments linked to the Index, or any of the fixed income securities or currencies referenced in the Index. Neither J.P. Morgan have any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favorable to anyone with exposure to the Index.
Persons interested in the Index should refer to the official Index Rules, when available, for a complete description of the rules and methodology for the
Index. Opinions expressed herein may differ from the opinions expressed by other areas of J.P. Morgan, including research.
The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the Index going forward, and on the basis of certain assumptions that may not hold during future periods. The variations in procedures used in producing simulated historical data from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein. There is no guarantee that the Index will outperform any alternative investment strategy, including the Barclays US Aggregate Total
Return Index Unhedged USD or the iShares Barclays 20+ Year Treasury Bond Fund.

Past performance is not indicative of future results.
No one may reproduce or disseminate the information contained in this document without the prior written consent of J.P. Morgan. Additional information is available upon request. Clients should contact their J.P. Morgan representative in, and execute transactions through, their home jurisdiction unless governing law permits otherwise.

Copyright 2013 JPMorgan Chase and Co. All rights reserved. Additional information is available upon request.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com August 3, 2015